UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2026

BLUE OWL TECHNOLOGY INCOME CORP.

(Exact name of Registrant as Specified in Its Charter)

Maryland	814-01445	87-1346173
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 419-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On July 2, 2026, Blue Owl Technology Income Corp., a Maryland corporation (the “Company”), voluntarily reduced its aggregate committed debt capacity to $3.5 billion in order to reduce borrowing costs and align with its target leverage. These reductions did not affect the Company’s available liquidity, which was $1.3 billion as of May 31, 2026. Available liquidity consists of cash, liquid Level 2 assets and available borrowing capacity, subject to applicable borrowing base limitations.

Subsequent to such reductions, the Company’s committed debt capacity consists of a $1.1 billion revolving credit facility, $2.1 billion of special purpose vehicle (“SPV”) asset facilities, a $270.0 million collateralized loan obligation transaction and $175.0 million of unsecured notes. As of May 31, 2026, the Company’s had a net asset value of $2.9 billion, total debt outstanding of $2.3 billion and a net leverage ratio of 0.78x.

SPV Asset Facility I

On July 2, 2026, the Company, pursuant to the terms of the Credit Agreement (the “SPV Asset Facility I”) among Tech Income Funding I LLC (“Tech Income Funding I”), a Delaware limited liability company and subsidiary of the Company, as borrower, the lenders from time to time parties thereto, Goldman Sachs Bank USA, as sole lead arranger, syndication agent and administrative agent, and State Street Bank and Trust Company, as collateral administrator, collateral agent and collateral custodian, reduced the commitments under the SPV Asset Facility I by $275.0 million. Following this reduction, the maximum principal amount which may be borrowed under the SPV Asset Facility I is $475.0 million. The availability of this amount is subject to a borrowing base test, which is based on the value of Tech Income Funding I’s assets from time to time, an advance rate and satisfaction of certain conditions, including certain concentration limits and other portfolio tests.

SPV Asset Facility II

On July 2, 2026, the Company, pursuant to the terms of the Credit and Security Agreement (the “SPV Asset Facility II”) among Tech Income Funding II LLC (“Tech Income Funding II”), a Delaware limited liability company and subsidiary of the Company, as borrower, the Company, as collateral manager and equityholder, the lenders from time to time parties thereto, Citibank, N.A., as administrative agent, and State Street Bank and Trust Company, as custodian, collateral agent and collateral administrator, reduced the commitments under the SPV Asset Facility II by $150.0 million. Following this reduction, the maximum principal amount which may be borrowed under the SPV Asset Facility II is $350.0 million, which can be drawn in multiple currencies subject to certain conditions. The availability of this amount is subject to a borrowing base test, which is based on the value of Tech Income Funding II’s assets from time to time, an advance rate and concentration limits, and satisfaction of certain conditions, including collateral quality tests.

SPV Asset Facility IV

On July 2, 2026, the Company, pursuant to the terms of the Credit Agreement (the “SPV Asset Facility IV”) among Tech Income Funding IV LLC (“Tech Income Funding IV”), a Delaware limited liability company and subsidiary of the Company, as borrower, the lenders referred to therein, The Bank of Nova Scotia, as administrative agent, and State Street Bank and Trust Company, as collateral agent, collateral administrator, custodian and document custodian, reduced the commitments under the SPV Asset Facility IV by $75.0 million. Following this reduction, the maximum principal amount which may be borrowed under the SPV Asset Facility IV is $675.0 million. The availability of this amount is subject to a borrowing base test, which is based on the value of Tech Income Funding IV’s assets from time to time, and satisfaction of certain conditions, including coverage tests, collateral quality tests, a lender advance rate test and certain concentration limits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Blue Owl Technology Income Corp.

Dated: July 9, 2026	By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Chief Operating Officer and Chief Financial Officer